[CSX LOGO]


                                                              March 17, 1998


Dear CSX Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, April 28, 1998, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

    The proposals to be acted upon at the Meeting include the election of eleven directors, appointment of independent auditors, and approval of an amendment adding additional shares to and extending the expiration date of the 1987 Long-Term Performance Stock Plan. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommends a vote for each of these proposals.

    Also to be acted upon at the Meeting is one shareholder proposal regarding the Company's Shareholder Rights Plan. The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders and recommends a vote against this proposal.

    If you plan to attend the Meeting, please complete and mail the form included in the brochure containing information about the Meeting and The Greenbrier. An admission card will be sent to you about one week prior to the Meeting date.

    Whether or not you are able to attend the Meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to mark, sign, date and mail your Proxy promptly in the envelope provided.




                                        /s/ John W. Snow
                                        ----------------------------
                                        John W. Snow
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                    Notice of Annual Meeting of Shareholders



                                                              Richmond, Virginia
                                                              March 17, 1998



To Our Shareholders:

    The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Tuesday, April 28, 1998, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

       1.  Election of 11 directors;

       2. Appointment of Ernst & Young LLP as independent certified public accountants for 1998;

       3.  Approval of amendment to the 1987 Long-Term Performance Stock
           Plan;

       4.  Shareholder proposal regarding Shareholder Rights Plan; and

       5.  Such other matters as may properly come before the Meeting.

    The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the Proxy to assure that your shares are represented at the Meeting.

    Only shareholders of record at the close of business on February 27, 1998, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 17, 1998.


                                            By Order of the Board of Directors



                                             /s/ Alan A. Rudnick
                                             ----------------------------------
                                            Alan A. Rudnick
                                            Vice President - General Counsel
                                            and Corporate Secretary

                                 PROXY STATEMENT


General Information

    The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the Corporate Secretary, by submission of another proxy bearing a later date, or by voting in person at the Annual Meeting.

    CSX is the parent of CSX Transportation, Inc. ("CSXT"); Sea-Land Service, Inc. ("Sea-Land"); American Commercial Lines, Inc.; CSX Intermodal, Inc.; Customized Transportation, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.


Shares Outstanding and Voting Rights

    As of February 27, 1998, CSX had outstanding 218,964,242 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 27, 1998, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.

1.  ELECTION OF DIRECTORS

    Eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected, except that the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed were previously elected directors by the shareholders.

    As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

[photo]

Elizabeth E. Bailey, 59, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. She is a director of Honeywell, Inc.; Philip Morris Companies, Inc.; and Teachers Insurance and Annuity Association-College Retirement Equities Fund. Dr. Bailey has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

[photo]

Robert L. Burrus, Jr., 63, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; Heilig-Meyers Company; O'Sullivan Corporation; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Organization and Corporate Responsibility Committee and Pension Committee.

[photo]

Bruce C. Gottwald, 64, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. He is a director of James River Corporation. Mr. Gottwald has been a director of CSX since April 1988 and is a member of the Board's Organization and Corporate Responsibility Committee and Pension Committee.

[photo]

John R. Hall, 65, has been Chairman of Arch Coal, Inc., a coal mining company, since July 1997. Prior to his retirement at the end of January 1997, he was Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Banc One Corporation; The Canada Life Assurance Company; Humana Inc.; Reynolds Metals Company; and UCAR International Inc. He is also President of the Board of Trust of Vanderbilt University. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Compensation Committee and Organization and Corporate Responsibility Committee.

[photo]

Robert D. Kunisch, 56, has been Vice Chairman of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since December 1997. Previously, he was Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. He is a director of Mercantile Bankshares Corporation and GenCorp. Mr. Kunisch has been a director of CSX since October 1990 and is Chairman of the Board's Compensation Committee and a member of the Executive Committee.

[photo]

James W. McGlothlin, 57, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Bassett Furniture Industries, Inc. He has been a director of CSX since November 1989 and is Chairman of the Board's Organization and Corporate Responsibility Committee and a member of the Executive Committee.

[photo]

Southwood J. Morcott, 59, is Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit. Previously, Mr. Morcott was Chairman, President and Chief Executive Officer of Dana Corporation. He is a director of Johnson Controls, Inc., and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is Chairman of the Board's Pension Committee and a member of the Audit Committee and the Executive Committee.

[photo]

Charles E. Rice, 62, is the former Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of NationsBank Corporation; Post Properties, Inc.; and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chairman of the Board's Audit Committee and a member of the Compensation Committee and the Executive Committee.

[photo]

William C. Richardson, 57, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution, a position he has held since 1995. Previously, he was President of The Johns Hopkins University. He is a director of The Kellogg Company; Mercantile Bankshares Corporation; and Mercantile Safe Deposit & Trust Company. Dr. Richardson has been a director of CSX since December 1992 and is a member of the Board's Compensation Committee and Organization and Corporate Responsibility Committee.

[photo]

Frank S. Royal, M.D., 58, is a physician in private practice in Richmond, Va., and a health care expert. He is a director of Columbia/HCA Healthcare Corporation; Crestar Financial Corporation; Chesapeake Corporation; and Dominion Resources, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Audit Committee and Compensation Committee.

[photo]

John W. Snow, 58, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of Circuit City Stores, Inc.; Textron, Inc.; and USX Corporation. Mr. Snow has been a director of CSX since April 1988 and is Chairman of the Board's Executive Committee.


    During 1997, there were seven meetings of the CSX Board of Directors. Each director of the Company attended more than 75 percent of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director.

Corporate Governance

    The CSX Board of Directors is committed to governance principles and practices that permit the Board to fulfill its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is carefully articulated, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership and the Board's performance as a working group are conducted on a regular basis.

Committees of the Board

    CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in the section entitled "Election of Directors" includes committee memberships currently held by each nominee.

    The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has five members. It held no meetings in 1997.

    The Audit Committee's primary functions are to approve and to recommend to the Board and to the shareholders independent auditors and to satisfy itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee. It held three meetings in 1997.

    The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve or recommend approval of compensation and compensation plans, including certain fringe benefits, for employees at certain organizational levels (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held five meetings in 1997.

    The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee recommends amendments to certain tax-qualified plans to the Board. The Pension Committee has five members and held two meetings in 1997.

    The Organization and Corporate Responsibility Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in board composition, committee structure, director qualification, and director compensation and retirement. This Committee recommends and monitors appropriate corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. In fulfilling its responsibility for making nominations to the Board of Directors, the Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Organization and Corporate Responsibility Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031 and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination. This Committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX. The Committee has four members, none of whom is a Company employee. It held four meetings in 1997.

Directors' Compensation

    For services rendered during a year, non-employee directors receive a retainer fee of $35,000 per year, a portion of which is paid in CSX stock as described below. Chairmen of Board committees receive an additional annual retainer fee of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

    CSX directors must participate in the CSX Corporation Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. In addition, directors can annually elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into the CSX Directors' Stock Trust ("Directors' Trust"), a trust established for that purpose. The Directors' Trust is subject to the claims of creditors of CSX Corporation. In 1997, each director also received a stock grant of 300 shares of CSX common stock with a market value on date of grant of $46.5625 per share, the average between the high and low prices reported on the New York Stock Exchange on April 17, 1997. Receipt of these shares and the income tax thereon were deferred for all directors, and the stock was issued to the Directors' Trust.

    In 1997, the Special Retirement Plan for CSX Directors (the "Retirement Plan"), which provided compensation for non-employee directors following their retirement from the Board, was amended to exclude from coverage current and future directors. For current non-employee members of the Board, compensation for benefits accrued from service to date, but which were lost as a result of amendments to the Retirement Plan, was calculated based on advice from an outside consultant. Directors were compensated for the value of such foregone benefits through payments made in Company stock. Each director received the following value payment, paid in shares of CSX common stock with a market value of $46.5625 per share: Dr. Bailey - $78,700 (1,690 shares); Mr. Burrus - $72,500
(1,557 shares); Mr. Gottwald - $91,100 (1,957 shares); Mr. Hall - $72,500 (1,557 shares); Mr. Kunisch - $78,700 (1,690 shares); Mr. McColl - $72,500 (1,557 shares); Mr. McGlothlin - $78,700 (1,690 shares); Mr. Morcott - $78,700; (1,690 shares); Mr. Rice - $78,700 (1,690 shares); Dr. Richardson - $72,500 (1,557 shares); and Dr. Royal - $72,500 (1,557 shares). Receipt of these shares and the income tax thereon were deferred, and the stock was issued to the Directors' Trust.

    A director may elect to participate in a Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1986, 1987, 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Morcott and Dr. Royal have directed deferred cash compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 26, 1997, represent the equivalent of 1,702 shares and 351 shares of CSX stock, respectively.

    The Deferred Compensation Plan provides that if the Board determines that a change of control of CSX has occurred, as defined in the Plan, Plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the balance credited to directors' accounts. The Stock Plan provides that upon a change of control, shares, the receipt of which was deferred and held in trust, will be distributed unless the Participant has elected to remain in the Plan. Upon a change of control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan will be put into a trust until distribution under the terms of the plans and the distribution elections which participants have made. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan and the Stock Plan as if a change of control had not occurred. Once such an election has been made and a change of control occurs, the election can be revoked, subject to a 5 percent penalty on distribution.

    In 1997, in recognition that the Deferred Compensation Plan is a non-qualified benefit plan and is an unfunded obligation of CSX, CSX reimbursed directors for the premium cost of an individual insurance policy. The policy, named "Executive Edge Deferred Income Insurance" ("EDII"), provides security against repudiation of benefit payments. The policy would not, however, make payments in the event that CSX fails to meet its obligations due to bankruptcy. The insurance policy is owned by the director and has a five-year term, renewable each year for an additional year of coverage. CSX also has paid the directors for the federal, state and Medicare taxes incurred as a result of the premium reimbursement. Total amounts reimbursed in 1997 to each director who elected to renew his EDII policy were as follows: Mr. McGlothlin - $2,518; and Mr. Morcott - $735. In addition, in 1997 the Company provided personal excess liability insurance, an "umbrella" policy, to directors who elected to participate. Messrs. Burrus, Gottwald, Hall, Kunisch, McColl, Morcott, and Rice and Dr. Richardson and Dr. Royal all enrolled for coverage for which imputed income of $1,556 was realized by each participating director.

    CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, and Messrs. Gottwald, Kunisch, McColl, McGlothlin, Morcott, Rice, and Snow.

    Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1997 and the amounts paid by the Company for contributions made by these directors in 1997 are: Dr. Bailey - $8,000; Mr. Burrus - $46,370; Mr. Hall - $50,000; Mr. Kunisch - $27,500; Mr. McColl - $50,000; Mr. McGlothlin
- $500; Mr. Morcott - $8,000; Mr. Rice - $50,000; Dr. Richardson - $39,382; Dr.
Royal - $39,400; and Mr. Snow - $50,000.

Certain Relationships and Related Transactions

    Hugh L. McColl, Jr., a director of the Company through April 28, 1998, is Chief Executive Officer of NationsBank Corporation. Through an affiliate, NationsBank, N.A. was a co-syndication agent for a $4.8 billion Revolving Credit and Competitive Advance Facility entered into by CSX Corporation. NationsBank's portion of this facility was $250 million. In May 1997, the Revolving Credit Facility was reduced to $2.5 billion with NationsBank's portion of the commitment being reduced to $130.2 million. NationsBank also participated in a syndicated credit facility to a joint venture in which a subsidiary of the Company is a party. NationsBank's portion of this facility is $40 million. An affiliate of NationsBank acted as co-manager of a $2.5 billion multi-tranche debt underwriting and is a co-agent to place the Company's commercial paper to assist the Company in raising funds in conjunction with the proposed acquisition by the Company of Conrail Inc. and related transactions (the "Conrail Transaction.") During 1997, CSX completed equipment lease financings with a subsidiary of NationsBank, Inc. totaling $35.5 million. NationsBank subsequently transferred its economic interest in the lease transactions to another party, but remained as a servicing agent for administrative purposes, for which it realizes an annual fee of approximately $60,400.

    Charles E. Rice, a director of the Company, is former Chairman and Chief Executive Officer of Barnett Banks, Inc. During 1996, an affiliate of Barnett Banks, Inc. participated to the extent of $100 million in the $4.8 billion Revolving Credit and Competitive Advance Facility entered into by CSX Corporation. In May 1997, this commitment was reduced to $52.1 million. In addition, in January 1992, an affiliate of Barnett Banks, Inc., purchased the stock of CSX Commercial Services, Inc., from the Company for approximately $7.5 million in cash, subject to subsequent balance sheet adjustments. CSX Commercial Services, Inc., which is no longer owned by a Barnett affiliate and has changed its name to InTuition, Inc., is headquartered in Jacksonville, Fla., and is engaged in the business of servicing student loans. The Company agreed, as part of the sale, to indemnify the Barnett affiliate against certain contingent liabilities.

    In 1987, prior to the election of James W. McGlothlin as a director of CSX, The United Company, of which Mr. McGlothlin is Chairman and Chief Executive Officer, purchased a used Gulfstream aircraft from a wholly owned subsidiary of the Company at a cost of $6 million, with a down payment in the amount of $1.2 million and an additional $800,000 that was paid upon delivery. The balance of $4 million, in the form of a promissory note bearing interest at the prime rate set by NationsBank of North Carolina, N.A., was payable in 10 consecutive annual installments beginning December 31, 1988. As of December 26, 1997, the total outstanding indebtedness was $400,000.

    Robert D. Kunisch, a director of the Company, is the Vice Chairman of Cendant Corporation. During 1997, a subsidiary of CSX paid approximately $162,000 to affiliates of Cendant for the purchase of business travel-related services.

    Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, LLP, a law firm that regularly provides legal services to the Company and its subsidiaries.

Compensation Committee Interlocks and Insider Participation

    During 1997, Mr. Snow was a member of the Compensation Committee of NationsBank Corporation of which Mr. McColl, a director of the Company through April 28, 1998, is Chief Executive Officer.

    Alvin R. Carpenter, President and Chief Executive Officer of CSXT, is an executive officer of CSX for proxy reporting purposes. During 1997, Mr. Carpenter was a director of Barnett Banks, Inc., and Charles E. Rice, a director of the Company and a member of the Compensation Committee, was Chairman and Chief Executive Officer of Barnett Banks, Inc.

    Relationships between the Company and Mr. Rice and between the Company and Mr. Kunisch, a director of the Company and the Chairman of the Compensation Committee, that require disclosure are described under "Certain Relationships and Related Transactions" above.

Contractual Obligations

    To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, the Company has entered into change of control employment agreements ("Employment Agreements") with certain executives, including those named in the Summary Compensation Table. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

    The agreements also provide that in certain change of control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body, the Employment Agreements generally provide somewhat different treatment. During the period of regulatory review, the executive would only be entitled to severance benefits if he or she is constructively terminated by the Company. If a transaction were to receive regulatory approval, then the executive generally would be entitled to severance benefits if he or she is terminated other than for cause within one year after the regulatory approval or if the executive terminates his or her employment for good reason within such one-year period or voluntarily during the 30-day period following the first anniversary of these regulatory approval.

    In early 1997, in contemplation of the proposed transaction with Conrail Inc., which was a planned merger of equals, the Employment Agreements, including those for the officers named in the Summary Compensation Table, as well as certain other executive officers, were amended to provide change of control payments substantially described above in the event of consummation of that transaction. Because the structure of the Conrail transaction ultimately changed significantly from that originally contemplated, the Company has taken the position that these amendments are inoperative.

    In April 1990, the Company entered into a Special Stock Award Agreement with Mr. Carpenter. Under the terms of the Agreement, 40,000 shares of CSX common stock (as adjusted following the December 1995 stock split) were awarded to Mr. Carpenter, conditioned on continued employment, one-half of the shares issued on the fifth anniversary, and the balance to be issued on the 10th anniversary of the Agreement. In April 1995, 20,000 shares were issued to Mr. Carpenter pursuant to that Agreement. To assist Mr. Carpenter in paying the income tax obligations associated with the award in April 1995, CSX made an interest-free loan to Mr. Carpenter of $377,200, which was repaid in March 1997. Mr. Carpenter was compensated for taxes associated with the interest-free character of the loan.

    In June 1995, CSXT entered into an agreement with Mr. Nichols. Upon CSXT's reaching certain performance goals specified in the agreement by December 31, 1997, CSXT agreed to pay to Mr. Nichols 10,000 shares of CSX common stock (as adjusted for the 1995 stock split). In fulfillment of this agreement, 5,000 shares were issued to Mr. Nichols in February 1998. Mr. Nichols also received a cash payment representing the value of all dividends declared and payable on the 5,000 shares during the term of the agreement.

    In February 1994, the Company entered into an incentive agreement with Mr. Snow awarding him 1,000,000 non-qualified employee stock options (as adjusted for the December 1995 stock split) with an exercise price of $44.9375 per share, the fair market value as of the date of the grant. The options are subject to vesting and sale restrictions and are conditioned upon the Company's common stock achieving certain threshold levels ranging from $50 to $60 per share. The options may be forfeited in whole or in part at the time of termination of employment. In October 1996, the incentive agreement was amended to clarify that the vesting and sale restrictions terminate upon a change of control.

    In February 1994, the Company entered into a Special Stock Award Agreement with Mr. Clancey pursuant to which 20,000 shares of CSX common stock (as adjusted following the December 1995 stock split) were awarded, conditioned on continued employment, with one-half of the shares to be issued on the fifth anniversary of the Agreement, and the balance to be issued on the 10th anniversary of the Agreement.

    In the case of the Special Stock Award Agreements with both Messrs. Carpenter and Clancey, the value of all dividends declared and payable during the period between award and issuance will be paid at the time the share awards are payable. In the event of certain changes of control, the awards under the agreements with Messrs. Snow, Carpenter and Clancey will be accelerated and the recipients will be entitled to compensation for certain excise taxes imposed on certain change of control payments.

    In December 1996, the Company made a $300,000 interest-free loan to Donald
D. Davis, an executive officer of the Company, because he was unable to exercise Company stock appreciation rights and stock options as a result of trading restrictions imposed by the Company in connection with the Conrail transaction. The loan was repaid in January 1997. CSX compensated Mr. Davis for taxes associated with the interest-free character of the loan.

Section 16(a) Beneficial Ownership Reporting Compliance

    The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that with two exceptions the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year. In one transaction during 1996, 180 shares held in a Uniform Gift to Minors account maintained for Mr. Clancey's minor child were sold, and the transaction was reported on a late filed amendment to his Form 5 for 1996. During 1997, William H. Sparrow, an executive officer of the Company, made two gifts of stock totaling 200 shares to his adult son who resides in his home. The indirect ownership of this stock, for which Mr. Sparrow disclaims beneficial ownership, was reported on a late filed amendment to Mr. Sparrow's Form 5 for 1997.

           Security Ownership of Certain Beneficial Owners, Directors,
                             and Executive Officers

                                                          Amount and Nature of Beneficial Ownership
                                                       ------------------------------------------------
                                                                               Shares for which
                                                     Stock                        Beneficial
                                                    Purchase                     Ownership can                  Percent
                                                       and       Other Shares     be Acquired      Total          of
                  Name of                           Loan Plan    Beneficially   within 60 Days  Beneficial       Class
Title of Class    Beneficial Owner (Note 1)         (Note 2)         Owned         (Note 3)      Ownership     (Note 4)
---------------------------------------------------------------------------------------------------------------------------
CSX Corp.         Elizabeth E. Bailey                   N/A          7,049            N/A          7,049           *
Common Stock      Robert L. Burrus, Jr.                 N/A          7,025            N/A          7,025           *
$1 Par Value      Bruce C. Gottwald                     N/A         18,454            N/A         18,454           *
                  John R. Hall                          N/A         12,390            N/A         12,390           *
                  Robert D. Kunisch                     N/A          9,549            N/A          9,549           *
                  Hugh L. McColl, Jr.                   N/A          5,946            N/A          5,946           *
                  James W. McGlothlin (Note 5)          N/A        224,280            N/A        224,280           *
                  Southwood J. Morcott                  N/A          8,557            N/A          8,557           *
                  Charles E. Rice                       N/A         11,021            N/A         11,021           *
                  William C. Richardson                 N/A          3,680            N/A          3,680           *
                  Frank S. Royal                        N/A          5,652            N/A          5,652           *

                  John W. Snow                      679,775        516,546      1,797,598      2,993,919        1.3%
                  Alvin  R. Carpenter               308,245        219,605        294,000        821,850           *
                  Gerald L. Nichols                 120,774        109,981        170,000        400,755           *
                  Paul R. Goodwin                   162,685        121,420        184,828        468,933           *
                  John P. Clancey                   219,102        112,373        141,200        472,675           *

                  Executive officers as a
                  group (21 persons, including
                  those named above) and
                  all directors                   2,784,625      2,253,304     4,128,985      9,166,914         3.9%

                  FMR Corp. (Note 6)
                  82 Devonshire Street
                  Boston, MA 02109                      N/A     23,316,103           N/A     23,316,103        10.0%

---------------------------------------------------------------------------------------------------------------------------

Notes to Security Ownership of Certain Beneficial Owners, Directors,
and Executive Officers
-------------------------------------------------------------------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 6, 1998.

Note 2 This column reflects grants made and stock purchased under the CSX Corporation Stock Purchase and Loan Plan ("SPLP") as of August 1, 1996. Twenty of the 21 current Executive Officers were participants in this offering. Pursuant to the SPLP, the Board's Compensation Committee as administrator granted Purchase Awards or Exchange Awards as defined in the SPLP to each participant. Each participant could subscribe to all, a portion, or none of the Purchase Award or Exchange Award offered. The purchase price for shares offered on August 1, 1996, was $47.50 per share, the Market Price on that date as defined under the SPLP.

        Under the terms of the SPLP, each participant must provide a down payment for the shares purchased, with the balance of the purchase price paid with loans provided by the Company ("Purchase Loans"). The down payment remains at risk until the Purchase Loans have been paid in full. For Purchase Awards, down payment obligations may be satisfied with a full recourse loan provided by the Company ("Down Payment Loan"). For Exchange Awards, the down payment obligation must be satisfied by using equity from earlier offerings as explained below. Dividend equivalents are paid by the Company on the number of shares represented by the equity used as a down payment for an Exchange Award.

        Exchange Awards offered on August 1, 1996, permitted officers who participated in offerings under the SPLP in 1991 and/or 1992 to use the equity they had earned under those offerings ("Equity") as the down payment for shares offered pursuant to the Exchange Award. The Equity used for down payments represented the value as of August 1, 1996, of shares acquired pursuant to 1991 and/or

        1992 offerings under the SPLP, less outstanding balances on the Purchase Loans made pursuant to the same offerings. Participants could then elect to make a down payment representing 25%, 20%, 15%, or 10% of the value of shares purchased as of August 1, 1996. Any down payment of less than 25% would have resulted in a participant's purchase of proportionately fewer shares than the maximum number offered in the Exchange Award. Eighteen of the current Executive Officers were participants in the 1991 and/or 1992 SPLP offerings, each was offered an Exchange Award, and each elected to use equity earned through the 1991 and/or 1992 offerings as a 25% down payment.

        Upon exercise of Exchange Awards, each participant executed new Down Payment Loans and new Purchase Loans covering purchase of the shares acquired in the 1991 and/or 1992 offerings, as well as additional shares offered on August 1, 1996. The new Down Payment Loans extend the term of the original Down Payment Loans to be coextensive with that of the new Purchase Loans. The principal balance of the new Down Payment Loans remains unchanged from that of the original Down Payment Loans and reflects amounts which are 5% of the purchase price of shares purchased in 1991 and/or 1992. In the case of Exchange Awards, the new Purchase Loans are for the balance of the purchase price of shares purchased upon exercise of the Exchange Award. In the case of each Executive Officer, the new Purchase Loans for Exchange Awards are for 75% of the purchase price. As a result of the exchange feature, the number of shares purchased as indicated in the table below includes shares purchased in 1991 and/or 1992. The Purchase Loan is collateralized by all such shares purchased pursuant to the Exchange Award. Interest accrues on the Purchase Loans at the Applicable Federal Rate. The Board's Compensation Committee has authority to release from the Purchase Loan's lien shares whose value is in excess of the Purchase Loan balance.

        Purchase Awards were offered to Executive Officers who did not participate in the 1991 and/or 1992 offerings. In addition, Purchase Awards were offered to nine Executive Officers for shares in addition to those which these participants could purchase using Exchange Awards. For this group of nine Executive Officers, the Purchase Awards reflected enhanced responsibilities over those the same participants had at the time of the 1991 and/or 1992 offerings. Except in the cases of Messrs. Carpenter and Clancey, Executive Officers receiving Purchase Awards were required to make down payments of 5% of the value of the award. In the cases of Messrs. Carpenter and Clancey, the down payment was agreed to be 10% of the value of the Purchase Award.

        Each new Purchase Loan has a term of five years. The participant can extend the Purchase Loan to six years. The Compensation Committee can require extension of Purchase Loans for up to two years. In no event can Purchase Loans be for a period greater than seven years.

        The principal balance and interest under the Purchase Loans are subject to various adjustments after the first anniversary of the Purchase Loans. These adjustments occur only when the price of CSX stock has reached levels specified in the following table in excess of the purchase price and has remained at such levels for at least 10 consecutive business days. The Purchase Loans cannot be prepaid except pursuant to conditions specified by the SPLP involving termination of employment from CSX or change in control of CSX.

        Interest on the Down Payment Loans of Executive Officers participating in the 1991 and/or 1992 offerings under the SPLP was forgiven as a result of CSX stock having equaled or exceeded certain threshold levels for a period of 10 consecutive business days following August 1, 1993. Dividends paid on shares purchased upon exercise of Purchase Awards and Exchange Awards are applied against interest accrued on the Purchase Loans. Interest accrued on a Purchase Loan in excess of dividends applied is defined in the SPLP and loan documents as "Interest Spread."

        The Interest Spread on the new Purchase Loans will be forgiven, and, as amended, the Purchase Price with respect to 50 percent of the shares purchased by each participant will be reduced according to the following schedule, if and when at any time after the first anniversary of the Purchase Loan the price of CSX common stock achieves the levels indicated in the schedule below and holds them for 10 consecutive business days.

                          Forgiveness of Interest & Reduction of
  Stock Price            Purchase Price of 50 Percent of Shares
  -----------------------------------------------------------------------------
  Purchase Price + 10%   Interest Spread + Interest on down payment loan
  Purchase Price + 20%   Interest Spread + 10% + Interest on down payment loan
  Purchase Price + 30%   Interest Spread + 20% + Interest on down payment loan
  Purchase Price + 40%   Interest Spread + 30% + Interest on down payment loan
  Purchase Price + 50%   Interest Spread + 40% + Interest on down payment loan
  Purchase Price + 60%   Interest Spread + 50% + Interest on down payment loan
  Purchase Price + 70%   Interest Spread + 60% + Interest on down payment loan
  Purchase Price + 80%   Interest Spread + 70% + Interest on down payment loan
  Purchase Price + 90%   Interest Spread + 80% + Interest on down payment loan
  Purchase Price + 100%  Interest Spread + 100% + Interest on down payment loan

        The Purchase Price reductions will not apply to the remaining 50 percent of shares purchased by participants.

        For the executives named below, the number of shares purchased pursuant to the SPLP and the aggregate loan balances as of December 26, 1997, are indicated in the following table:


                                                                     1996           1996           1996         1996    1991 & 1992
                                                                 Unadjusted     Unadjusted      Adjusted     Adjusted       Down
                        1996         1996           1996         Purchase      Down Payment     Purchase   Down Payment    Payment
                      Exchange     Purchase         Total          Loan            Loan           Loan         Loan         Loan
                        Award        Award        Purchase       Balances        Balances       Balances     Balances     Balances
Name                (#Shares)(i)   (#Shares)        Price      12/26/97(ii)    12/26/97(iii)  12/26/97(iv)  12/26/97(v) 12/26/97(vi)
------------------------------------------------------------------------------------------------------------------------------------
John W. Snow          679,775                  $  32,289,313  $  25,440,233                   $22,602,524                  $318,848
Alvin R. Carpenter    258,245     50,000 (vii)    14,641,638     11,926,919     $260,671       10,819,147    $237,500       135,215
Gerald L. Nichols     120,774                      5,736,765      4,519,905                     4,015,737                    56,649
Paul R. Goodwin       162,685                      7,727,538      6,088,403                     5,409,272                    76,308
John P. Clancey       194,102     25,000 (vii)    10,407,345      8,395,284      130,336        7,570,143     118,750       112,692

All executive       2,509,625    275,000(viii)  $132,269,688   $106,885,042     $912,349      $95,023,141    $831,250    $1,248,092
officers as a group
(21 persons,
including those
named above)(ix)


     (i) All shares purchased with Exchange Awards, using a 25% Down Payment.

    (ii) 1996 Unadjusted Purchase Loan Balances include principal and accrued interest net of dividends.

   (iii) 1996 Unadjusted Down Payment Loan Balances include principal and accrued interest.

    (iv) 1996 Adjusted Purchase Loan Balances reflect reduction of the Unadjusted Purchase Loan Balances by the Interest Spread and 10% of the Purchase Price of one-half of the purchased shares as a result of achievement of the second threshold discussed above.

     (v) 1996 Adjusted Down Payment Loan Balances reflect reduction of the Unadjusted Purchase Loan Balances by the accrued interest on the Down Payment Loan as a result of achievement of the first threshold discussed above.

    (vi) 1991 and 1992 Down Payment Loan Balances represent loans extended from the initial offerings in 1991 and 1992 pursuant to the Note.

   (vii) Shares purchased in addition to those available using Exchange Awards and purchased as indicated by Messrs. Carpenter and Clancey with a 10% Down Payment pursuant to agreement.

  (viii) Shares purchased in addition to those available using Exchange Awards and purchased with a 5% Down Payment, including shares purchased by Messrs. Carpenter and Clancey as explained above.

    (ix) One of the 21 Executive Officers is not a participant in the Plan.

Note 3 Represents shares under options or stock appreciation rights exercisable within 60 days, based on the market price of CSX common stock on March 6, 1998, expressed as the average of the high and low prices reported on the New York Stock Exchange, which was $56.0313.

Note 4 Based on number of shares outstanding of 232,551,938 on March 6, 1998, including 13,587,696 shares deemed outstanding for which beneficial ownership can be acquired within 60 days. An asterisk (*) indicates that ownership is less than 1 percent of class.

Note 5 Mr. McGlothlin's ownership includes 202,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 6 Information reported is derived from a Schedule 13G of FMR Corporation dated February 14, 1998, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 1,575,087 shares, and has the sole power to dispose or to direct the disposition of 23,316,103 shares.

Executive Compensation

    The individuals named below (the "Named Executives") include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 26, 1997. Information is provided for the fiscal years ending on December 26, 1997; December 27, 1996; and December 29, 1995.


                           Summary Compensation Table

                                                                             Long-Term Compensation

                                         Annual Compensation                     Awards          Payouts

                                                             Other                  Securities
                                                            Annual      Restricted  Underlying     LTIP       All Other
                                                         Compensation      Stock     Options/     Payouts   Compensation
Name and                                      Bonus ($)       ($)       Award(s)($)  SARs (#)       ($)          ($)
Principal Position   Year       Salary        (Note 1)     (Note 2)      (Note 1)    (Note 3)    (Note 4)      (Note 5)
---------------------------------------------------------------------------------------------------------------------------
John W. Snow         1997    $1,000,008    $        0     $245,608     $1,875,000     852,400  $1,969,875     $208,537
Chairman, President  1996       933,336             0      359,840      1,526,625     152,400   1,570,375      181,911
& CEO                1995       869,697             0      488,577      1,687,500     152,400   1,786,000      158,682

Alvin R. Carpenter   1997       700,008             0      221,545        956,250     450,000     753,189       55,377
President & CEO,     1996       588,179             0      214,155        811,250      50,000     600,438       48,323
CSXT                 1995       506,672        55,504      242,215        885,008      48,000   1,515,600       40,748

Gerald L. Nichols    1997       412,504       375,000      134,020              0      60,000     955,969       18,101
Vice Chairman,       1996       333,340       375,000       87,938              0      28,000     531,156       15,914
CSXT                 1995       311,674       390,578       94,612              0      28,000     535,800       14,706

Paul R. Goodwin      1997       389,174       375,000       62,393              0     178,000     579,375       23,066
Executive Vice       1996       311,668             0       84,638        470,000      28,000     461,875       19,170
President-           1995       281,668        36,751       85,956        376,250      28,000     535,800       16,778
Finance and CFO

John P. Clancey      1997       475,000             0      138,820        343,750      36,000     695,250       12,949
President & CEO,     1996       442,822       410,000      139,879              0      36,000     554,250       13,316
Sea-Land             1995       397,945       211,600      101,410        264,500      36,000     592,200       11,938
---------------------------------------------------------------------------------------------------------------------------

Notes to Summary Compensation Table
-------------------------------------------------------------------------------

 Note 1 For service during 1995, 1996, and 1997, management employees whose annual cash bonuses were paid pursuant to CSX's Management Incentive Compensation Plan or the Senior Management Incentive Compensation Plan were permitted to elect to receive all or a portion of their bonuses in CSX stock. Employees who received their bonuses in stock and deferred them for tax purposes received a 25 percent premium to be paid in stock. Such stock was issued to the CSX Executives Stock Trust ("Executives Trust") and is restricted from sale until such time as employment with CSX is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change of control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonuses paid in stock for Messrs. Snow, Carpenter, Goodwin, and Clancey. The amounts shown in the Restricted Stock Award(s) column are pre-tax and do not reflect amounts that have been withheld to satisfy Medicare and related tax withholding liabilities. Employees who defer their bonuses in the form of stock into the Executives Trust receive cash dividend equivalent payments or may elect to have dividends reinvested by the Executives Trust in CSX stock. As of December 26, 1997, restricted stock balances and their corresponding values, based on the closing price of CSX stock on the NYSE on that date were: Mr. Snow - 69,604 shares ($3,558,525); Mr. Carpenter - 36,951 shares ($1,889,138); Mr. Goodwin - 8,320 shares ($936,629); Mr. Clancey - 5,868 shares ($300,009).

        Cash bonuses shown for Messrs. Carpenter, Nichols, and Goodwin in 1995 include payment of a special bonus to management employees of CSXT for achievement and maintenance of an operating ratio of 80 percent or less for an entire year. These special bonuses, although paid in 1995, reflected achievement over a period of years until the target operating ratio was reached and sustained. The amounts of such bonuses for Messrs. Carpenter, Goodwin, and Nichols were $55,504, $32,400 and $36,751, respectively.

 Note 2 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 1997, for Mr. Snow, $35,793 for life insurance premiums; for Mr. Carpenter, $33,244 for Executive Edge Deferred Income Insurance ("EDII"); for Mr. Nichols, $18,645 for life insurance premiums and $18,295 for EDII; for Mr. Clancey, $17,508 for EDII (Because of increased limitations on the extent to which benefits may be paid from qualified plans, CSX agreed to provide reimbursement for premiums paid by executives for EDII for payment of unfunded benefit obligations. Executives paid the insurance premiums and were then reimbursed by the Company for premiums and compensation taxes incurred. The amounts so paid are indicated.); (b) during 1996, for Mr. Snow, $98,934 for EDII; for Mr. Nichols, $15,877 for life insurance premiums; for Mr. Goodwin, $19,768 for club dues and $14,889 for EDII; for Mr. Clancey, $31,264 for EDII. (c) during 1995, for Mr. Snow, $421,145 for EDII; for Mr. Carpenter, $110,514 for EDII and $77,800 for dividend equivalent payments pursuant to his Special Stock Award Agreement (see page 9); for Mr. Nichols, $43,126 for EDII; for Mr. Goodwin, $58,599 for EDII; for Mr. Clancey, $38,599 for club dues.

 Note 3 This column represents the number of employee stock options granted. (See Option/SAR Grants table on page 14 for description of individual grants.) Stock appreciation rights ("SARs") were not granted in 1997, 1996, or 1995.

 Note 4 LTIP ("Long-Term Incentive Plan") payouts for 1997 represent the fair market value of $57.9375 per share of performance shares awarded for the 1995-1997 performance cycle on February 11, 1998, pursuant to the 1987 Long-Term Performance Stock Plan ("1987 Plan"). (See the Long-Term Incentive Plans--Awards in Last Fiscal Year table on page 16 and Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table on page 10, regarding the SPLP and awards made pursuant to it.) Mr. Nichol's LTIP payouts for 1997 include $289,688, representing payment of stock pursuant to his agreement with CSXT described on page 9. Mr. Carpenter's LTIP payouts for 1995 included $820,000 representing payment of stock pursuant to his Special Stock Award Agreement with CSX. (See description of agreement and distribution on page 9.)

 Note 5 Amounts shown include the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 1997, these amounts are: for Mr. Snow, $178,537; for Mr. Carpenter, $34,377; for Mr. Nichols, $7,476; for Mr. Goodwin, $11,391. Amounts shown also include the Company's matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 1997 are: for Mr. Snow, $30,000; for Mr. Carpenter, $21,000; for Mr. Nichols, $10,625; for Mr. Goodwin, $11,675; for Mr. Clancey, $12,949.


                 Option/SAR Grants in Last Fiscal Year (Note 1)

                                               Individual Grants                            Grant Date Value
---------------------------------------------------------------------------------------------------------------------------
                                               Percent of Total
                                             Options/SARs Granted
                        Number of Securities    to Employees in     Exercise or
                       Underlying Options/SARs    Fiscal Year       Base Price        Expiration        Grant Date
Name                         Granted (#)           (Note 2)          ($/Share)           Date        Present Value ($)
---------------------------------------------------------------------------------------------------------------------------
John W. Snow             152,400 (Note 3)             3.64%          $46.5625          4/16/07   $ 2,685,288 (Note 3)
                         700,000 (Note 4)            16.74%           57.0000           9/9/07    13,853,000 (Note 4)

Alvin R. Carpenter        50,000 (Note 3)             1.20%           46.5625          4/16/07       881,000 (Note 3)
                          50,000 (Note 5)             1.20%           46.5625          4/16/07       881,000 (Note 5)
                         350,000 (Note 4)             8.37%           57.0000           9/9/07     6,926,500 (Note 4)

Gerald L. Nichols         30,000 (Note 3)              .72%           46.5625          4/16/07       528,600 (Note 3)
                          30,000 (Note 5)              .72%           46.5625          4/16/07       528,600 (Note 5)

Paul R. Goodwin           28,000 (Note 3)              .67%           46.5625          4/16/07       493,360 (Note 3)
                         150,000 (Note 4)             3.59%           57.0000           9/9/07     2,968,500 (Note 4)

John P. Clancey           36,000 (Note 3)              .86%           46.5625          4/16/07       634,320 (Note 3)
---------------------------------------------------------------------------------------------------------------------------

Notes to Option/SAR Grants Table
-------------------------------------------------------------------------------

Note 1 SARs were not granted during 1997.

Note 2 A total of 4,181,520 employee stock options were granted during 1997.

Note 3 Stock options granted to employees on April 17, 1997, pursuant to the 1987 Plan, at an exercise price of $46.5625, which was the fair market value as of the date of the grant. The options are subject to an exercisability restriction, becoming exercisable in three equal tranches, at such time as the mean daily price of CSX common stock remains at a price per share at or above, for each tranche respectively, $51.5625, $56.5625 and $61.5625 for 10 consecutive business days. However, regardless of whether the stock price-related exercisability restrictions are satisfied, the options may not be exercised until one year after the date of the grant. The exercisability restrictions lapse after nine years regardless of whether the stock price thresholds have been satisfied. The present value of options granted on April 17, 1997, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $46.5625 (mean price on grant date); market price on grant date - $46.5625; assumed exercise date - April 16, 2007; risk-free rate of return - 6.85 percent (10-year U.S. Treasury bond rate); dividend yield - 2.2 percent (5-year quarterly average); volatility assumption - 25.8 percent.

Note 4 Pursuant to the 1987 Plan, special stock options were granted on September 10, 1997, to certain executives, including nine executive officers, at an exercise price of $57.00, which was the fair market value as of the date of the grant. These options reflect the anticipated annual stock option grant for 1998 through 2000 for each recipient, and it is not anticipated that recipients of these special stock options will receive stock option grants which would as a general rule be awarded to them in years 1998 through 2000. During the first five years following the September 10, 1997, grant date, these options become exercisable in tranches of one-third of the total original grant after the later of (1) four years or (2) the time at which the average daily price of CSX common stock reaches $62.00, $67.00, and $72.00, respectively, and is sustained at each level for 10 consecutive business days. As amended, if these price hurdles have not been met by the fifth anniversary, the $62.00, $67.00, and $72.00 price hurdles are increased to $82.00, $87.00, and $92.00, respectively. These prices must be achieved and sustained for 10 consecutive business days for the options to become exercisable between the fifth and ninth anniversary of the grant. The options are exercisable after nine years regardless of the stock price. As a retention incentive, the options are forfeited if, prior to their fourth anniversary, (a) the executive terminates employment with the Company for any reason other than death or disability, or (b) the executive is terminated for Cause, as defined in the 1987 Plan. The present value of the special options granted on September 10, 1997, has been reported using the Black-Scholes options pricing model. The values presented are based on the following assumptions: exercise price - $57.00 (mean price on grant date); market price on grant date - $57.00; assumed exercise date - September 9, 2007; risk-free rate of return - 6.37 percent (10-year U.S. Treasury bond rate); dividend yield - 2.20 percent (5-year quarterly average); volatility assumption - 23.10 percent.

Note 5 Special stock options granted to certain executives, including seven executive officers, on April 17, 1997, pursuant to the 1987 Plan, at an exercise price of $46.5625, which was the fair market value as of the date of the grant. The options are subject to an exercisability restriction, becoming exercisable during the first five years of the grant term only if the mean daily price of CSX common stock reaches $75.00 and is sustained at that level for 10 consecutive business days. However, regardless of whether the stock price-related exercisability restriction is satisfied, the options may not be exercised until one year after the date of the grant. The exercisability restriction lapses after five years regardless of whether the stock price threshold has been satisfied. The present value of the special stock options granted on April 17, 1997, has been reported using the Black-Scholes options pricing model. The values presented are based on the following assumptions: exercise price - $46.5625 (mean price on grant date); market price on grant date - $46.5625; assumed exercise date - April 16, 2007; risk-free rate of return - 6.85 percent (10-year U.S. Treasury bond rate); dividend yield - 2.2 percent (5-year quarterly average); volatility assumption -
       25.8 percent.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                                                           Value of Unexercised
                                                             Number of Securities               In-The-Money
                                                            Underlying Unexercised         Options/SARs at FY-End
                                                          Options/SARs at FY-End (#)            ($)(Note 1)
---------------------------------------------------------------------------------------------------------------------------
                    Shares Acquired
Name                on Exercise (#)  Value Realized ($)  Exercisable   Unexercisable      Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------
John W. Snow            55,000         $2,543,169        1,207,560      1,754,000         $24,247,536     $5,883,425
Alvin R. Carpenter           0                  0          160,668        483,332           1,893,000        481,250
Gerald L. Nichols            0                  0           91,334         78,666           1,182,812        288,750
Paul R. Goodwin         20,370            894,369          138,162        196,666           2,477,299        134,750
John P. Clancey         36,000            833,627           81,200         60,000             888,125        173,250
---------------------------------------------------------------------------------------------------------------------------

Notes to Aggregated Option/SAR Exercise Table
-------------------------------------------------------------------------------

 Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $51.375, the mean value of CSX common stock on December 26, 1997.

             Long-Term Incentive Plans - Awards in Last Fiscal Year



                                        Number of         Performance or                Estimated Future Payouts
                                      Shares, Units     Other Period Until          Under Non-Stock Price-Based Plans
                                        or Other           Maturation or         Threshold       Target        Maximum
Name                               Rights (#) (Note 1)        Payout                (#)            (#)           (#)

---------------------------------------------------------------------------------------------------------------------------
John W. Snow                              40,000             3 years               5,200         26,800        40,000
Alvin R. Carpenter                        20,000             3 years               2,600         13,400        20,000
Gerald L. Nichols                         10,000             3 years               1,300          6,700        10,000
Paul R. Goodwin                           13,000             3 years               1,690          8,710        13,000
John P. Clancey                           15,000             3 years               1,950         10,050        15,000

---------------------------------------------------------------------------------------------------------------------------

Notes to Long-Term Incentive Plan Table
---------------------------------------

 Note 1 Represents the number of performance shares granted on December 9, 1997, pursuant to the 1987 Long-Term Performance Stock Plan for the 1998-2000 cycle. The final payouts in CSX stock will be based on the participant's business unit's Return on Invested Capital as a percentage of the Company's Cost of Capital over the three-year period. The estimated threshold payout was calculated at 13 percent of the performance shares granted on December 9, 1997, and assumes a specified minimum level of financial performance by the participant's business unit. The estimated target payout was calculated at 67 percent of the performance shares granted and represents the number of shares that would be awarded if a specified intermediate level of financial performance is achieved by the participant's business unit. The max imum equals 100 percent of the performance shares granted on December 9, 1997.

                               Pension Plan Table


Average Compensation        Gross Annual Pension Payable Before Offset for Railroad Retirement or Social Security
During Five Consecutive                       Annuity Based on Creditable Years of Service of:
Years of Highest Pay  15 Years      20 Years        25 Years      30 Years       35 Years       40 Years      44 Years
---------------------------------------------------------------------------------------------------------------------------
   $   600,000         135,000       180,000         225,000       270,000        315,000        360,000       396,000
       800,000         180,000       240,000         300,000       360,000        420,000        480,000       528,000
     1,000,000         225,000       300,000         375,000       450,000        525,000        600,000       660,000
     1,200,000         270,000       360,000         450,000       540,000        630,000        720,000       792,000
     1,400,000         315,000       420,000         525,000       630,000        735,000        840,000       924,000
     1,600,000         360,000       480,000         600,000       720,000        840,000        960,000     1,056,000
     1,800,000         405,000       540,000         675,000       810,000        945,000      1,080,000     1,188,000
     2,000,000         450,000       600,000         750,000       900,000      1,050,000      1,200,000     1,320,000
     2,200,000         495,000       660,000         825,000       990,000      1,155,000      1,320,000     1,452,000
     2,400,000         540,000       720,000         900,000     1,080,000      1,260,000      1,440,000     1,584,000
     2,600,000         585,000       780,000         975,000     1,170,000      1,365,000      1,560,000     1,716,000
     2,800,000         630,000       840,000       1,050,000     1,260,000      1,470,000      1,680,000     1,848,000
     3,000,000         675,000       900,000       1,125,000     1,350,000      1,575,000      1,800,000     1,980,000
     3,200,000         720,000       960,000       1,200,000     1,440,000      1,680,000      1,920,000     2,112,000
     3,400,000         765,000     1,020,000       1,275,000     1,530,000      1,785,000      2,040,000     2,244,000
     3,600,000         810,000     1,080,000       1,350,000     1,620,000      1,890,000      2,160,000     2,376,000
     3,800,000         855,000     1,140,000       1,425,000     1,710,000      1,995,000      2,280,000     2,508,000
     4,000,000         900,000     1,200,000       1,500,000     1,800,000      2,100,000      2,400,000     2,640,000

---------------------------------------------------------------------------------------------------------------------------

    Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table on page 13 covered by the Pension Plans are Base Salary and Bonus. (In the case of employees who took their Bonus in Company Stock, as explained in Note 1 to the Summary Compensation Table on page 13, the amount of the Bonus for Pension Plan computations is the cash value of the Bonus prior to addition of the premium for receipt of Bonus in stock.) The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock as described in Note 1 to the Summary Compensation Table. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service.

    The above table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. In October 1996, as part of a number of retention incentives related to the Conrail Transaction, the Board of Directors awarded to Mr. Snow maximum benefits under the Pension Plans so that Mr. Snow now has 44 years of credited service. As of December 26, 1997, the other individuals named in the Summary Compensation Table had the following credited years of service:
Mr. Carpenter, 44 years; Mr. Nichols, 44 years; Mr. Goodwin, 41.42 years; and Mr. Clancey, 34.83 years.

    The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


Administration of Compensation Programs

    The Compensation Committee (the "Committee") of the CSX Corporation Board of Directors, composed entirely of non-employee directors, is responsible for the review and approval of compensation for senior executives of CSX. The Committee recommends to the Board the compensation of the Chief Executive Officer and reviews and approves compensation for the other four most highly compensated executives named in the 1998 Proxy Statement.

Compensation Philosophy

    The Committee and the Board of Directors of CSX believe that the creation of long-term shareholder value depends upon the alignment of the financial interests of the Company's employees, including its senior executives, with those of the Company's shareholders. CSX has established variable incentive compensation programs, tied to business unit and individual performance, to motivate its employees. These programs, which place a significant part of each senior executive's annual and long-term compensation at risk, encourage a dedicated focus on building value for the shareholder. Compensation under these programs is paid in the form of cash and stock.

    The Company expects executives to acquire and hold significant amounts of stock, and it has designed its compensation programs to facilitate the accomplishment of that objective. In keeping with its belief that tying the interests of CSX executives to those of the shareholder will result in enhanced shareholder value over the long term, CSX has communicated to each executive target levels of stock ownership which must be achieved and maintained. These guidelines, which require ownership as a multiple of base salary ranging between
3.5 and, in the case of the Chief Executive Officer, 15 times an executive's salary, are substantially greater than those of comparable U.S. companies.

Components of Compensation

    The Committee considers it essential that the total compensation opportunity for senior executives remain competitive with similar companies in order to attract and retain highly motivated and effective executives, particularly at this critical time in the Company's history. In establishing the Company's executive compensation program, the Committee takes into account current market data and compensation trends for comparable companies, gauges achievement against corporate, business unit, and individual objectives and ensures the overall effectiveness of the program in measuring and rewarding attainment of desired performance levels.

    In making 1997 compensation decisions, the Committee utilized information from a general industry survey of 78 companies with revenues ranging from $7 billion to $20 billion. The 78 companies in this comparison group participate in surveys conducted by nationally recognized independent consultants. The comparison group includes four companies which also form part of the Dow Jones Transportation Average (described in the Performance Graph on page 22 of the Proxy Statement), a group with which CSX can expect to compete for investors. While CSX may also expect to compete with this group to attract and retain executive talent, this competition is more broadly based, and therefore reflected in a broader compensation comparison group.

    When establishing compensation levels, the Committee generally seeks to provide a total compensation package for its senior executives ranging up to the 85th percentile of the comparison companies if financial, strategic and individual objectives are met. The compensation package for senior executives is composed of base salary, annual bonus, and long-term incentives, including stock options and performance shares.

    Base Salary. Base salaries are targeted around the 50th percentile of salaries paid for similar positions at the comparison companies. In determining salary adjustments, the Committee considers market data for comparable positions at those companies as well as each individual's performance and contribution to the objective measures of the Company's performance described elsewhere in this report, such as Return on Invested Capital ("ROIC"). Base salaries of the senior executives are reviewed every 15 to 24 months to determine whether an increase is appropriate.

    Annual Bonus. Under the Senior Management Incentive Compensation Plan ("SMICP"), annual incentive bonuses are payable in cash to certain senior executives as designated by the Committee. A participant's award opportunity for specific levels of performance is expressed as a percentage of the individual's base salary at the beginning of the performance period. These opportunities are established to provide total annual cash compensation (base salary plus annual bonus) at approximately the 75th percentile of the comparison companies if corporate and business unit objectives are met.

    Financial performance objectives under the SMICP are set each year by the Compensation Committee. For the corporate staff, financial goals are based on the Company's overall ROIC compared to its Cost of Capital ("COC"). Similarly, financial goals are established for each business unit based on its ROIC compared to the Company's COC. Bonuses paid under the SMICP are based entirely on these objective measures. During 1997, CSX Corporation and CSX Transportation successfully exceeded their respective financial objectives. Each senior executive listed in the Summary Compensation Table on page 13 of this Proxy Statement received an award under the SMICP, calculated on the basis of achieved financial results.

    In addition to the potential annual bonus award under the SMICP, senior executives may receive an additional cash bonus for exceptional contributions. When determining these awards for 1997, the Committee considered such factors as increased free cash flow, improved operating income and operating ratios, and service reliability.

    Long-term Incentives. Long-term incentives are paid under the 1987 Long-Term Performance Stock Plan (the "1987 Plan"). These incentives are established with the objective of bringing total direct compensation (base salary, annual bonus, and long-term incentives) to approximately the 85th percentile of the comparison companies. For 1997, the Committee approved grants of stock options and performance shares. The ultimate value of these grants depends upon the price of CSX stock and, consequently, the creation of shareholder value.

    An April 1997 grant of stock options was made on the basis of historic grant levels and the Company's stock price. These options vest within one year but may only be exercised prior to the ninth anniversary of the grant if the stock price reaches certain threshold levels established at the time of the option grant.

    The Compensation Committee approved two additional grants of stock options during 1997 to certain senior executives who are considered to play a critical role in achieving a successful integration of operations between CSX and Conrail, should the Surface Transportation Board approve the transaction.

    The first of such grants, which was also made in April, becomes exercisable prior to the fifth anniversary of the grant only if the stock price reaches a certain level established at the time of the option grant. In September, another grant was made for the reasons described above and also to serve as a vehicle for retaining the services of selected senior executives for the next four years, which is viewed as a highly critical transition period. During the first five years of the term of this option grant, the options vest at the later of
(a) the achievement of certain stock price hurdles established at the time of the option grant or (b) the fourth anniversary of the grant. If these price hurdles have not been met by the fifth anniversary date, the hurdles are increased and the granted options, as amended, vest upon attainment of these increased hurdles or upon the ninth anniversary of the grant date. In exchange for the September grant, the recipients agreed to forego grants for the next three years unless the Company sees the need for an interim grant and seeks approval from the Board of Directors.

    The Committee also approved awards of performance shares for the 1995-1997 performance period. Grants of performance shares are established at the beginning of each three-year cycle after considering historic grant levels, competitive practice, stock price and corporate and business unit financial objectives. The actual award made at the conclusion of each three-year cycle depends upon corporate and business unit financial performance determined by the average ROIC during the cycle. For the 1995-1997 performance cycle, the Company and its major business units achieved the targeted ROIC levels which permitted payment of 100 percent of the performance shares granted for the cycle.

Tax Considerations

    Present tax law limits the Company's deduction to $1 million each for compensation paid to the Chief Executive Officer and the other four most highly compensated executives unless compensation is awarded under plans meeting certain requirements to qualify as performance based. The Company's compensation program for senior executives has both objective and discretionary elements. Generally, the Committee wishes to maximize deductibility of compensation elements and has structured the major compensation elements to achieve deductibility. The Committee does, however, believe in retaining flexibility to recognize evolving business needs and an executive officer's contribution beyond the deductibility limits if this serves the best interests of the Company and its shareholders.


1997 Compensation for the Chief Executive Officer

    For 1997, the Company's most highly compensated executive was Mr. Snow, the Chairman, President, and Chief Executive Officer. The Committee has an established objective to pay base salaries at the 50th percentile of the comparison companies, and Mr. Snow's base salary was reviewed against reported base salary information for the chief executive officers of the comparison companies. For 1997, Mr. Snow's base salary remained at $1,000,000.

    The portion of Mr. Snow's 1997 annual bonus representing financial performance, which was paid under the shareholder approved SMICP, was calculated according to a formula that compares the Company's financial performance against pre-established targets for ROIC as a percentage of its COC. During 1997, CSX achieved a ROIC of 12.5 percent, substantially in excess of the Company's COC and representing an increase over prior years' accomplishments. Under the SMICP, the Committee can establish an award up to but not in excess of the award determined using the formula.

    In determining the final amount of Mr. Snow's bonus, the Committee considered the Company's financial achievements such as free cash flow, control of capital expenditures, and total shareholder return. It specifically noted Mr. Snow's success in improving rail operating results while facing the immense challenges of the Conrail transaction. The Committee also noted the continued focus on financial discipline and cost-management in the face of rate and competitive challenges experienced at the other business units.

    The Committee also considered the success of Mr. Snow's long-term strategic efforts on behalf of the Company, especially his conclusion of an historic agreement with Norfolk Southern to acquire jointly Conrail Inc. and to allocate the assets. Through that agreement, he significantly enhanced the Company's prospects for growth and profitability. He also oversaw the completion of major steps toward implementing a long-term strategy to address legal and regulatory challenges related to the transaction, to integrate Conrail operations without compromising safety or customer service, and to build depth in management talent. All this was achieved while the Company continued to be responsive to its existing customer base, employees, and communities.

    Having reviewed the maximum award payable utilizing the formula under the SMICP and Mr. Snow's financial and strategic leadership initiatives, the Committee established an award of $1,288,000 to be paid under the SMICP for 1997. In addition, the Committee awarded $212,000 to Mr. Snow for his strategic leadership and to recognize the Company's financial success during a critical transition period.

    Under a deferral program available to executives of the Company, Mr. Snow elected to receive 100 percent of this bonus in stock and deferred receipt of this income for the period he remains employed by the Company. By deferring his bonus into stock, Mr. Snow received additional stock valued at 25 percent of the deferred amount. This deferral program is available to the other four most highly compensated executives participating in the Senior Management Incentive Compensation Plan.

    The largest portion of Mr. Snow's 1997 compensation was in the form of long-term incentives, including grants of stock options and an award of performance shares for the 1995-1997 performance cycle. Stock options and performance shares are granted under the shareholder-approved 1987 Plan, with the objective of positioning total compensation at approximately the 85th percentile of the comparison companies. The actual long-term value of these grants depends upon the creation of shareholder value through stock price appreciation.

    During 1997, Mr. Snow received two stock option grants. The first grant for 152,400 options was made in April 1997. In September, a grant of 700,000 options was made to replace any potential grants during 1998, 1999, and 2000, again for the purpose of retaining Mr. Snow's efforts on behalf of CSX shareholders over the next four years--a transition period that industry experience has shown to be vital.

    The Committee approved payment of an award to Mr. Snow of 34,000 performance shares, for performance during the 1995-1997 performance cycle, in recognition of the Company's achievement against its ROIC targets during that cycle. This represents 100 percent of the performance shares originally granted. In addition, it granted 40,000 performance shares for the 1998-2000 performance cycle prior to the beginning of the cycle. As with the 1997-1999 period, the Company continues to face increased pressures to conserve cash and capital as a result of the proposed transaction with Conrail Inc. Therefore, the Committee established ROIC compared to the Company's COC as the measurement to determine the subsequent award of these performance shares. Mr. Snow's receipt of such shares ultimately will depend upon this financial performance. It is crucial that the Company successfully and safely integrate Conrail operations, accomplish its growth strategy, and deliver in a timely and efficient manner the goods for customers utilizing all of the Company's transportation modes.


    During 1997, Mr. Snow demonstrated outstanding leadership from both a current financial and future strategic perspective. Under his leadership, the Company had a strong financial year despite expenses incurred in the Conrail transaction and economic challenges encountered by some of the Company's business units. In addition, the Committee recognizes and appreciates Mr. Snow's service as Chairman of the Association of American Railroads and the leadership he provided for the Business Roundtable and the Business Council. The Committee believes Mr. Snow's involvement has contributed to the development of balanced governmental policies for business and has enhanced the reputation of CSX as a leading U.S. company.

    For the reasons outlined in this report, the Committee feels Mr. Snow's accomplishments have been appropriately recognized through the compensation paid to him in 1997.


                                       Compensation Committee

                                              Robert D. Kunisch, Chairman
                                              John R. Hall
                                              Charles E. Rice
                                              William C. Richardson
                                              Frank S. Royal,
                                              the entire Committee

                                              Richmond, Virginia
                                              February 10, 1998

                Comparison of Five-Year Cumulative Total Return*
           CSX Corporation, S&P 500, Dow Jones Transportation Average

                                    [GRAPH]



                               12/92   12/93   12/94   12/95   12/96   12/97
                               -----   -----   -----   -----   -----   -----
CSX Corporation                 100     122     106     142     134     175
S&P 500                         100     110     112     153     189     252
Dow Jones
  Transportation Average        100     123     103     144     165     244






* $100 Invested on December 31, 1992 in stock or index--including reinvestment of dividends. The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company's fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

   Source:  Research Data Group, Inc.


2. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 1998. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

    Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

           The Board of Directors recommends a vote FOR this proposal.

3. AMENDMENT OF THE 1987 LONG-TERM PERFORMANCE STOCK PLAN

    The Board of Directors proposes to amend the 1987 Long-Term Performance Stock Plan (the "1987 Plan") (a) to add an additional 5.0 million shares to be used for long-term incentive awards, of which not more than 1.5 million can be used in the aggregate for Performance Shares, Performance Units, Restricted Stock, and Incentive Compensation Program Shares, all as defined in the 1987 Plan, and (b) to extend the expiration date of the 1987 Plan from May 2, 1999, to April 27, 2000.

    The 1987 Plan is a shareholder-approved plan. It authorizes the Board of Directors to award stock options, Performance Shares, and other stock-based incentive compensation to the Company's managers. Awards under the 1987 Plan have been made to approximately 400 active employees of the Company and its subsidiaries. Approximately 45,000 shares remain available for future grants. Addition of the shares as described above and extension of the expiration date will provide sufficient shares for incentive awards over approximately a two-year period.

    The 1987 Plan provides a vitally important tool for creating long-term management incentives by aligning managers' personal financial situations with those of other shareholders. The full value of incentives granted under the 1987 Plan can only be realized through stock price appreciation. Thus, managers' personal financial rewards are tied directly to increases in stock price and shareholder returns. The awards under the 1987 Plan provide a strong spur for long-term performance results.

    In addition, the Company is currently preparing for the integration, following transaction approval by the federal Surface Transportation Board, of lines of rail and other facilities from Conrail Inc. The need to attract or retain experienced managers and to provide incentives to effect the merger successfully is paramount. The Board of Directors believes that additional shares are required under the 1987 Plan to insure the availability of adequate incentive awards both for current senior managers and for additional managers who will be hired as a result of the Conrail Inc. integration.


           The Board of Directors recommends a vote FOR this proposal.


4. SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF SHAREHOLDER RIGHTS
   PLAN

    Mr. Dewey B. Garland, 1834 Thompson Station Road West, Thompson Station, TN 37179, owner of 647 shares of common stock, has informed the Company that he intends to present the following proposal at the Annual Meeting of Shareholders:

    "BE IT RESOLVED: That the shareholders of the CSX Corporation request the Board of Directors to redeem the shareholder rights previously issued pursuant to the "Shareholder Rights Plan" unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as practicable.

                              SUPPORTING STATEMENT

    "We strongly believe that the Company's financial performance is closely linked to its corporate governance procedures and practices, and the level of management accountability they impose. This is why for a second consecutive year this proposal has been submitted for our Company's Annual Meeting of Shareholders. At the April 17, 1997, Annual Meeting, this proposal received more than 105 million votes for its passage, opposed to only 53 million votes against. Nonetheless, the Company decided to ignore the wishes of the shareholders and did not act on the vote. Therefore, we feel it is imperative that the proposal be submitted once more.

    "We think the Company already has a variety of measures in place that protect the incumbency of sitting directors and senior executives, thus reducing their accountability to shareholders. Those measures include the Shareholder Rights Plan, commonly referred to as a `poison pill,' which is an anti-takeover device frequently adopted by corporate boards of directors to prevent shareholders from acting directly on offers for their shares. Poison pills are designed to severely dilute the ownership interests of shareholders whom management deems to be `unfriendly.' This threat of dilution forces investors to negotiate potential acquisitions with management, instead of making their offer directly to shareholders.

    "A poison pill discourages potential acquirers from making offers to purchase a controlling interest of the Company, thereby denying shareholders the opportunity to evaluate the merits of a bid for their shares independent of management. Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by the Company's adoption of a Shareholder Rights Plan without the approval of a majority of the shareholders.

    "We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers, who should have the right to decide what is or is not a fair price for their shareholdings. The Company's Board unilaterally adopted a poison pill in June 1988 which transferred this decision from the owners of the Company to the agents of the owners. In order to restore management accountability to the shareholders, we believe the Shareholder Rights Plan should either be redeemed or voted on by the shareholders as soon as possible.

    "Again, this proposal would not have had to be submitted for a second time had the Company not ignored the 105 million shares which voted FOR this proposal in 1997. We truly hope the Company abides by the shareholders' decision in 1998."

                    "We urge you to VOTE FOR this proposal."




                               MANAGEMENT RESPONSE

    The Company adopted a Shareholder Rights Plan ("Rights Plan") in 1988 and amended the Rights Plan in 1990. The Board of Directors believed in adopting the Rights Plan and continues to believe that the Rights Plan would provide an important tool to enable the Board to maximize shareholder value in the event of an acquisition of control of the Company. The 1988 Rights Plan expires later in 1998, and it is the Board's intention to consider, in consultation with its advisors, adoption of a new successor rights plan to take effect upon such expiration.

    Rights plans give corporations and their shareholders more time to make decisions respecting a sale of control and more power to negotiate effectively on behalf of shareholders. Thus, a rights plan strengthens the ability of the Company's directors to fulfill their duties under Virginia law. Further, a rights plan deters coercive takeover tactics and self-dealing transactions that may not be in the best interests of a company and its shareholders. A rights plan is not intended to, and will not, interfere with negotiated transactions, nor preclude unsolicited takeovers.

    Since the introduction of rights plans in 1984, economists and market analysts have debated the economic impact of rights plans on the market price of a company's stock, as well as on takeovers and takeover premiums. A 1994 study by University of Rochester economists Robert Comment and G. William Schwert replicated the analysis of an earlier SEC study using a database that was four times the size of the database of the 1986 SEC study and concluded that adoptions of rights plans have no meaningful price effect on adopting companies. Significantly, they found that rights plans "are reliably associated with higher premiums for selling shareholders, both unconditionally and conditional on a successful takeover... Antitakeover measures increase the bargaining position of target firms..." In addition, a 1997 study prepared by Jamil Aboumeri of the Georgeson and Company Research Department determined that companies with poison pills received $13 billion in additional takeover premiums during the period from 1992-1996, and shareholders of companies without pills may have given up $14.5 billion in value. Virtually every major investment banking firm that has studied the subject has concluded that adoption of a rights plan has no effect on the stock prices of companies that are not the subject of takeover speculation. Thus, the evidence suggests that rights plans serve their principal objectives--protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

    For the foregoing reasons the Board recommends that shareholders vote AGAINST Proposal No. 4.

         The Board of Directors recommends a vote AGAINST this proposal.


ADDITIONAL INFORMATION

                                New Plan Benefits


                                                             Awards During 1997 Under 1987 Plan
                               --------------------------------------------------------------------------------------------

                                                                                                     Incentive Compensation
                                     Stock Options                       Performance Shares                Program Shares
                                   ----------------                    ----------------------             Grant Date Value
Name                               #        $(Note 1)              # (Note 2)      $(Note 3)                #(Note 4)

---------------------------------------------------------------------------------------------------------------------------

John W. Snow                    852,400      $16,538,288               40,000     $1,969,875                    31,653
Alvin R. Carpenter              450,000        8,688,500               20,000        753,188                    16,238
Gerald L. Nichols                60,000        1,057,200               10,000        666,281                         0
Paul R. Goodwin                 178,000        3,461,860               13,000        579,375                         0
John P. Clancey                  36,000          634,320               15,000        695,250                     5,801

Executive Officers as a
group (21 persons, including
those named above)            2,616,400       50,158,868             (Note 5)      9,742,192                    79,208

Non-executive officer
employee group                1,565,120       27,761,864             (Note 5)     16,135,246                    97,714

---------------------------------------------------------------------------------------------------------------------------

Notes to New Plan Benefits Table
----------------------------------

 Note 1 This is a hypothetical valuation using a modified Black-Scholes valuation formula. See Notes 3 through 5 to the Option/SAR Grants table on page 15 for a detailed description of these awards.

 Note 2 Represents the number of performance shares granted on December 9, 1997 for the 1998-2000 performance period. See Note 1 to the Long-Term Incentive Plan table on page 16 for a detailed description of these awards.

 Note 3 Represents the fair market value of $57.9375 per share of performance shares awarded on February 11, 1998, for the 1995-1997 performance period.

 Note 4 Represents the number of shares awarded under the 1987 Plan for eligible employees who made an election to defer all or a portion of their ICP awards for 1997 in Company stock based on a fair market value of $57.9375 per share on February 11, 1998, the date that the ICP awards were approved by the Board of Directors.

 Note 5 In December 1997, 160,600 performance shares were granted pursuant to the 1987 Plan to twelve executive officers for the 1998-2000 performance period. Performance shares that may be payable to other officers for the 1998-2000 performance period have not yet been reserved.

Voting Procedures

    Votes are tabulated by three Inspectors of Election. The affirmative vote of the majority of shares represented at the meeting and entitled to vote therein will be required for adoption of the amendment of the 1987 Long-Term Performance Stock Plan. For these purposes, abstentions will be treated as "no" votes, and broker "non-votes" will not be counted.

    The Company's by-laws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the Company's by-laws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director.


Date for Receipt of Shareholder Proposals

    Shareholder proposals for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 17, 1998.


Solicitation of Proxies

    The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $15,000 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.



March 17, 1998.





                       By Order of the Board of Directors
                                 Alan A. Rudnick
             Vice President-General Counsel and Corporate Secretary

                                                                           PROXY

                                CSX CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 28, 1998.

  The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on April 28, 1998, and at all adjournments thereof.

PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.

                 (continued and to be signed on reverse side.)

                                CSX CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
[                                                                              ]

The Board of Directors of CSX Corporation recommends a vote FOR Items 1, 2, and
 3, and AGAINST Item 4. Shares will be so voted unless you otherwise indicate.

1. Election of Directors                                             For All
   Nominees: E.E. Bailey; R.L. Burrus, Jr.;        For    Withheld    Except
   B.C. Gottwald; J.R. Hall; R.D. Kunisch;         [ ]      [ ]         [ ]
   J. W. McGlothlin; S.J. Morcott; C.E. Rice;
   W.C. Richardson; F.S. Royal, M.D.; J.W. Snow.

To withhold authority to vote for any individual
nominee(s), write the name(s) on the line below.
____________________________________
Nominee Exception

2. Appointment of Ernst & Young LLP as              For     Against     Abstain
independent certified public accountants;           [ ]       [ ]         [ ]

3. Approval of Amendment to the                     For     Against     Abstain
1987 Long-Term Performance Stock Plan;              [ ]       [ ]         [ ]

4. Shareholder proposal concerning                  For     Against     Abstain
Shareholder Rights Plan.                            [ ]       [ ]         [ ]



                                 Date:_________________________________
                                 Please Sign:__________________________
                                 Please Sign:__________________________

                                 NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD SO INDICATE.

                             DETACH PROXY CARD HERE

         To Our Shareholders:

         Whether or not you are able to attend the Annual Meeting of shareholders, it is important that your shares be represented, no matter how many shares you own. Accordingly, please complete and sign the proxy printed above, tear at the perforation, and mail the above proxy in the enclosed postage paid envelope addressed to CSX in Rockford, Illinois.

         If you are planning to attend the Annual Meeting and Luncheon, please fill out and return the reservation form addressed to Office of Corporate Secretary at CSX Corporation. When folded and sealed as directed, no separate mailing envelope is required. Your ticket(s) to the Annual Meeting and Luncheon will be mailed directly to you.

         If you are planning to stay at The Greenbrier, you will need to make your reservations directly with The Greenbrier.
         Shareholder House party information and rates are included on the brochure enclosed herein.

         Please note that in order to reduce the number of duplicative mailings of proxy materials, CSX has consolidated on a single proxy or voting instruction card all of your holdings in CSX common stock registered in the identically registered name and tax identification number, including ownership that may be attributed to you through various employee benefit plans.